EXHIBIT 7
                                  RED ZONE LLC
                            21300 Redskin Park Drive
                             Ashburn, Virginia 20147


October 4, 2005


VIA OVERNIGHT MAIL
------------------

Walter S. Hawrylak
Secretary of Six Flags, Inc.
11501 Northeast Expressway
Oklahoma City, Oklahoma 73131

Re:  Request for Record Date
     -----------------------

Dear Mr. Hawrylak:

      Pursuant to Section 3.13(A) of the Amended and Restated By-Laws of Six Flags, Inc. (the "Company"), Red Zone LLC, a record owner of 100 shares, and the beneficial owner of 10,921,300 shares of the common stock of the Company, hereby gives notice of its intention to seek to have the stockholders of the Company take corporate action by written consent and hereby requests that the Company's Board of Directors (the "Board") fix a record date in order to determine the stockholders entitled to consent to such corporate action in writing without a meeting.

      The undersigned trusts that the Board will take immediate action to set a record date pursuant to the Company's By-Laws, which state that the Board shall, within ten (10) days of the receipt of such notice and request, pass a resolution setting a record date which is no later than ten (10) days from the date of such resolution. Please notify Red Zone LLC promptly in writing of the record date fixed by the Board. If the Board does not comply with its obligations, Red Zone LLC is prepared to promptly deliver to the Company (by delivery to the Company's registered office in Delaware) a duly executed written consent, which would set the record date pursuant to Section 3.13(A) of the Company's By-Laws and Section 213(b) of the General Corporation Law of Delaware.

                                                RED ZONE LLC


                                            By:   /s/ Daniel M. Snyder
                                               ---------------------------------
                                                Daniel M. Snyder
                                                Managing Member